Exhibit 4.1

Openwave Systems Inc.

Executive Compensation Deferral Plan

Table of Contents

SECTION 1 -	STATEMENT OF PURPOSE

SECTION 2 -	DEFINITIONS

SECTION 3 -	PLAN ADMINISTRATION

SECTION 4 -	ELIGIBILITY AND PARTICIPATION

SECTION 5 -	CONTRIBUTIONS TO THE PLAN

SECTION 6 -	PARTICIPANTS' ACCOUNTS

SECTION 7 -	DISTRIBUTIONS

SECTION 8 -	COMPANY-OWNED LIFE INSURANCE (“COLI”)

SECTION 9 -	ADMINISTRATOR

SECTION 10 -	AMENDMENT/TERMINATION

SECTION 11 -	MISCELLANEOUS

SECTION 12 -	CONSTRUCTION

Section 1 - Statement of Purpose

This Executive Compensation Deferral Plan is designed and implemented for the purpose of providing to a select group of management or highly compensated employees of the Company (as herein defined) who are significantly responsible for the Company’s success, the opportunity to accumulate capital on an income tax deferred basis, thereby increasing the incentive for such employees to remain in the employ of the Company and to make the Company more profitable.

It is the Company’s intention:

1. That the Plan and all elections, deferrals, rights and features, notwithstanding any written terms or provisions to the contrary, be operated in good faith compliance with Internal Revenue Code Section 409A; and

2. That the Plan will be amended or restated retroactively to January 1, 2006 (the Effective Date of the Plan), if necessary, in order that the Plan be in compliance with Code Section 409A; and

3. That the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded Plan for a select group of management or highly compensated employees, so as to qualify for all available exemptions from the provisions of Title I of ERISA; and

4. That the Plan constitute a “nonqualified deferred compensation plan” for purposes of Code Section 3121(v)(2) and 4 U.S.C. Section 114.

Section 2 – Definitions

2.1 “Account” means the account established for each Participant by the Administrator to which contributions are credited pursuant to Section 5, as adjusted for gains and losses pursuant to Section 6.2.

2.2 “Account Balance” means the amount as denominated in dollars of a Participant’s Account as indicated by the records of the Administrator.

2.3 “Administrator” means the person designated by the Board pursuant to Section 3.1 to administer the Plan on behalf of the Company.

2.4 “Beneficiary” means the person to whom the balance in a deceased Participant’s Account is payable, as designated by a Participant in writing on a form satisfactory to the Company. In the absence of any living designated Beneficiary, a deceased Participant’s Beneficiary shall be the deceased Participant’s then living spouse, if any, for his or her life; if none, or from and after such spouse’s death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.

2.5 “Board” means the Board of Directors of the Company, any committee of such Board that is authorized to oversee, administer and amend the Plan, or any other delegate selected by the Board.

2.6 “Cash Bonus” means a cash bonus that is payable to a Participant under a bonus plan or arrangement of the Company that may be designated from time to time by the Administrator.

2.7 “Change in Control” means a change in the ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of the assets of the company, all as defined by Section 409A of the Internal Revenue Code and the Regulations and guidance published pursuant to that Section.

2.8 “Company” means Openwave Systems Inc. (“Openwave”) and subsidiaries and any successors that shall maintain this Plan with the approval of Openwave.

2.9 “Compensation” means the total amount of base salary and Cash Bonus paid each year by the Company to a Participant.

2.10 “Disability” means a situation where a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Disability of a Participant shall be determined by a licensed physician selected by the Company. In addition, a Participant shall be deemed to have incurred a Disability if such Participant is determined to be totally disabled by the Social Security Administration.

2.11 “Eligible Employee” means an Employee who has been selected by the Company to participate in the Plan.

2.12 “Employee” means an employee of Openwave or of a subsidiary that has elected to become a participating employer in the Plan with the approval of Openwave.

2.13 “Participant” means any Eligible Employee who participates in the Plan as provided in Section 4 and has not for any reason become ineligible to participate further in the Plan. An individual shall continue to be a Participant as long as there is a Vested Account Balance for that person.

2.14 “Participation Agreement” means a written agreement between a Participant and the Company in substantially the form attached hereto as Exhibit A.

2.15 “Plan” means the Openwave Systems Inc. Executive Compensation Deferral Plan, as contained in this instrument, including all amendments thereto.

2.16 “Plan Year” means the Plan’s accounting year of twelve (12) months commencing on January 1st of each year and ending the following December 3lst. The initial Plan Year shall commence January 1, 2006 (“Effective Date”) and shall end December 31, 2006.

2.17 “Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) and guidance interpreting that Section.

2.18 “Vested” means the nonforfeitable portion of any Account maintained on behalf of a Participant.

Section 3 – Plan Administration

3.1 Powers and duties of the Administrator. The Board shall appoint the Administrator, who shall administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan. The Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan. Prior to a Change in Control, all actions by the Administrator shall be binding on all persons unless they are arbitrary and capricious. The Administrator shall have all powers necessary or appropriate to accomplish his duties under this Plan.

The Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following:

(a) The discretion to determine all questions relating to the eligibility of Employees to participate or remain a Participant hereunder and to receive benefits under the Plan;

(b) To compute and make determinations with respect to the amount of benefits to which any Participant shall be entitled hereunder;

(c) To authorize and make nondiscretionary or otherwise directed disbursements to Participants;

(d) To maintain all necessary records for the administration of the Plan;

(e) To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

(f) To prepare and implement a procedure to notify employees that they have been selected as eligible to participate in the Plan;

(g) To assist any Participant regarding his rights, benefits, or elections available under the Plan.

The Company shall indemnify, hold harmless and defend the Administrator from any liability which the Administrator may incur in connection with the performance of his or her duties in connection with this Plan, so long as the Administrator was not acting in an arbitrary and capricious fashion prior to a Change in Control (or was acting in good faith after a Change in Control) and within what the Administrator understood to be the scope of his or her duties.

3.2 Records and Reports. The Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Company, Participants and Beneficiaries.

3.3 Information from Company. To enable the Administrator to perform his functions, the Company shall supply full and timely information to the Administrator on all matters relating to the compensation of all Participants, their retirement, death, disability, or termination of employment, and such other pertinent facts as the Administrator may require. The Administrator may rely upon such information as is supplied by the Company and shall have no duty or responsibility to verify such information.

3.4 Claims Procedure. Claims for benefits under the Plan may be filed with the Administrator on forms supplied by the Company. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed. If additional time (up to 90 days) is required by the Administrator to process the claim, written notice shall be provided to the claimant within the initial 90 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a determination.

In the event the claim is denied in whole or in part, the notice shall set forth in language calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right, if any, to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse benefit determination on review.

3.5 Claims Review Procedure. Any Employee, former Employee, or Beneficiary who has been denied a benefit by a decision of the Administrator pursuant to Section 3.4 shall be entitled to request the Administrator to give further consideration to his claim by filing with the Administrator a request for a hearing. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Administrator no later than 60 days after receipt of the written notification provided for in Section 3.4. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Administrator shall then conduct a hearing within the next 60 days, at which the claimant shall have an opportunity to submit comments, documents, records and other information relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall make a final decision as to the allowance of the claim within 60 days of receipt of the appeal (unless there has been an extension due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant in writing within the 60 day period), and a decision shall be rendered as soon as possible but not later than 110 days after receipt of the request for review; provided, however, in the event the claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the request for additional information. The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall also include (i) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the claimant’s right, if any, to bring an action under Section 502(a) of ERISA and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

Section 4 - Eligibility and Participation

4.1 Eligibility. The Company, in its sole discretion, shall select the Employees who are eligible to become Participants, provided that such group of Participants shall constitute a select group of management or highly compensated employees of the Company.

4.2 Participation. The Company or its designee shall notify those Employees selected for participation of the benefits available under the Plan. An Eligible Employee becomes a Participant in the Plan upon the execution and delivery by him or her and the Company of a Participation Agreement. The Participation Agreement will include an acknowledgment by Participant that he or she is aware of and familiar with the restrictions in the Plan, that he or she has read and understood the Plan and Participation Agreement, that he or she has had an opportunity to have the documents reviewed by legal counsel and that the Participation Agreement will constitute a legal, valid and binding agreement of Participant.

Section 5 – Contributions to the Plan

5.1 Participant’s Compensation Deferrals A Participant may elect to defer each year an amount of Compensation otherwise payable to him or her as follows. A Participant may elect to defer up to 75% of his or her base salary and up to 100% of his or her Cash Bonus each year, and this election must be made by December 31 of the calendar year preceding the calendar year in which the base salary and Cash Bonus are earned or at such other time as determined by the Administrator consistent with Section 409A of the Code.

The election to defer shall be made in the form and manner determined by the Administrator. The total amount of Compensation that is deferred shall be considered as a contribution by Participant to the Plan for that year. Additional Participant contributions are not permitted.

5.2 Initial Deferral Election In the first year in which an Employee becomes eligible to be a Participant in the Plan, such Employee may make a deferral election within the first 30 days after becoming eligible to participate in the Plan or at such other time as determined by the Administrator consistent with Section 409A of the Code, which election shall be effective for amounts earned after the date of such election.

5.3 Company Contributions The Company, within its sole and absolute discretion, may make contributions to the Accounts of any or all Plan Participants. Such contributions shall be subject to such terms and conditions as determined by the Company, including provisions regarding the vesting of such contributions.

5.4 Vesting of Contributions Amounts in Participants’ Accounts representing Participant contributions and the earnings thereon shall be Vested at all times. Amounts in Participants’ Accounts representing Company contributions and the earnings thereon shall become Vested in accordance with any vesting schedule established by the Company at the time of such contribution.

Section 6 – Participants’ Accounts.

6.1 Maintenance of Participants’ Accounts The Administrator shall maintain a separate Account for each Participant, to which shall be credited the Participant’s contributions and any increases or decreases in value determined under Section 6.2. These Accounts shall be for recordkeeping purposes only and no actual funds will be deposited or set aside for any individual Participant or for the group of Participants as a whole.

6.2 Shadow Investment of Amounts Representing Participant Deferrals At the election of a Participant and under rules adopted by the Administrator, a Participant’s Account shall be treated as if it had been used to purchase one or more specific investments and had participated in the income from and the growth or decline in value of such investments. Each Participant will be required to choose the “shadow investments” for his or her Account from a list presented by the Administrator. All of the shadow investments shall be securities or mutual funds which are registered for sale to investors in the United States and for which valuation quotations are readily available. Participants will be allowed to change such designated investments in the manner and frequency determined by the Administrator, which shall be no less frequently than once each calendar quarter. Changes in value of the shadow investments shall be credited or charged to Participants’ Accounts as these changes occur.

If the Participant does not make an election under the previous paragraph, then for purposes of determining the balance in each Participant’s Account, each Account shall be credited on a quarterly basis with a rate of interest set by the Company at the beginning of each Plan Year.

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the shadow investments are to be used for measurement purposes only, and a Participant’s election of any shadow investments and the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such investment. In the event that the Company, in its sole discretion, decides to invest funds in any or all of the shadow investments, no Participant shall have any rights in or to such investment themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any actual Plan assets, any interest in Company assets, or any investment made on his or her behalf by the Company. The Participant shall at all times remain an unsecured general creditor of the Company.

6.3 Statements of Participants’ Accounts The Administrator shall prepare or have prepared within a reasonable period of time after the end of each Plan Year a statement for each Participant of his or her Account Balance and shall send such statement to the Participant.

Section 7 – Distributions

7.1 Distributions from the Plan

(a) Notwithstanding Section 7.1(b) or Section 7.2, a Participant’s Vested Account shall be distributed in a lump sum upon the first to occur of the Participant’s (1) Separation from Service, (2) death, or (3) Disability.

(b) Before the beginning of each Plan Year, a Participant may elect to have amounts which will or may be contributed or credited to his or her Account in that Plan Year be distributed either (1) in a lump sum at a specified date, which must be at least 2 years after the December 31st of the year of deferral, or (2) in equal monthly installments beginning at a specified date, which must be at least 2 years after the December 31st of the year of deferral.

7.2 Subsequent Election to Extend Deferral If Participant has elected a distribution at or beginning on a specified date pursuant to Section 7.1(b), or has made any subsequent election pursuant to this Section 7.2, then Participant can make a subsequent election to further delay that distribution, as long as such subsequent election (1) is made at least 12 months before the previously elected distribution date or starting date, (2) may not take effect until at least 12 months following the date of the change election, and (3) the additional deferral is for a minimum of five years beyond the distribution date previously chosen. There is no limit on the number of times a Participant can further defer a scheduled distribution, as long as (1) each such further deferral is made at least 12 months in advance of the then-scheduled distribution date or starting date and (2) is for a period at least five years beyond the scheduled distribution date. Any election to defer a scheduled distribution must be made in a manner consistent with Code Section 409A.

7.3 Payments to Specified Employees In the case of any distribution to a Specified Employee, as that term is defined in Code Section 409A, resulting from a Separation from Service, to the extent required by Code Section 409A, any such distribution(s) otherwise payable within six months from such Separation from Service shall be accumulated and paid on the first day of the seventh month following such date (or if earlier, the death of the participant).

7.4 Hardship Distributions In the event of Severe Financial Hardship, the Participant may request that an amount no greater than his or her Vested Account Balance be paid to him or her in order to satisfy such financial need. Severe Financial Hardship shall have the meaning set forth in Code Section 409A(a)(2)(B)(ii) and the guidance interpreting such Section. The amount of the distribution will be limited to the amount needed to satisfy the emergency plus taxes reasonably anticipated as a result of the distribution. Distribution will not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause a Severe Financial Hardship). Any request for a hardship distribution shall be considered by the Administrator, whose decision whether to grant such request shall be final. At the sole discretion of the Administrator, any Participant receiving a hardship distribution may not be permitted to elect to defer any amount under this Plan for a period of one year from the date of such distribution (or such shorter period as determined by the Administrator in its sole discretion). The Participant shall not repay to the Company amounts distributed pursuant to this Section 7.4.

7.5 Loans Loans from the Plan are not permitted.

7.6 Distribution for Minor Beneficiary In the event a distribution is to be made to a minor, then the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary, or to the custodian of such Beneficiary under the

Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal guardian, custodian or parent of a minor Beneficiary shall fully discharge the Company and Plan from further liability on account thereof.

7.7 Change in Control In the event of a Change in Control then, in the sole discretion of the Board of Directors of the Company as it existed immediately prior to such Change in Control, and subject to Code Section 409A, the Plan may be terminated and the entire Account of each Participant be distributed in a lump sum as soon as reasonably possible. If the Board of Directors does not terminate the Plan pursuant to the preceding sentence, the Company shall, no later than 30 days after the date of the Change in Control, pay into an irrevocable grantor trust described in Section 11.8 an amount so that the trust’s assets equal the sum of all Participants’ Account Balances and shall continue to do so annually thereafter with respect to any additional amounts subsequently allocated to any Account, and distributions shall be paid pursuant to the other provisions of this Section 7 without regard to such Change in Control.

Section 8 - Company-Owned Life Insurance (“COLI”)

8.1 The Company Owns All Rights. In the event that, in its sole discretion, the Company purchases a life insurance policy or policies insuring the life of any Participant to allow the Company to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein.

8.2 Participant Cooperation. If the Company decides to purchase a life insurance policy or policies on any Participant, the Company will so notify such Participant. Such Participant shall consent to being insured for the benefit of the Company and shall take whatever actions may be necessary to enable the Company to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

8.3 Participant Misrepresentation. If: (a) any Participant is required by this Plan to submit information to any insurance carrier; and (b) the Participant makes a material misrepresentation in any application for such insurance; and (c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then the Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Company, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.

8.4 Suicide. Notwithstanding any other term or provision of the Plan or this Agreement, if a Participant dies by reason of suicide and if the Company’s receipt of insurance proceeds is as a result reduced, then the Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Company, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier.

Section 9 - Administrator

9.1 Resignation. The Administrator may resign at any time by written notice to the Board, which shall be effective thirty (30) days after receipt of such notice unless the Administrator and the Board agree otherwise.

9.2 Removal. The Administrator may be removed by the Board on thirty (30) days notice or upon shorter notice accepted by the Administrator.

9.3 Appointment of Successor. If the Administrator resigns or is removed, a successor shall be appointed, in accordance with Section 9.4, by the effective date of resignation or removal under this Section 9. If no such appointment has been made, the Administrator may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Administrator in connection with the proceeding shall be allowed as administrative expenses of the Company.

9.4 Successor Administrator. If the Administrator resigns or is removed in accordance with Section 9.1 or 9.2, the Board may appoint any third party as successor Administrator. The appointment shall be effective when accepted in writing by the new Administrator. The new Administrator shall have all of the rights and powers of the former Administrator.

Section 10 – Amendment/Termination

10.1 Amendment. The Company shall have the right at any time to amend or terminate this Plan at any time to comply with Code Section 409A or for any other reason. However, except to the extent required for the Plan to comply with Code Section 409A or other applicable law, no amendment shall be effective so as to reduce the amount of any amount already credited to Participant’s Account, or to delay the payment of any amount to a Participant beyond the time that such amount would be payable without regard to such amendment. In addition, if the Plan is terminated, to the extent permissible under Code Section 409A, all benefits shall be distributed to Participants as of the effective date of such termination (or at such other time as permitted by Code Section 409A).

Section 11 - Miscellaneous

11.1 Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan or any Participation Agreement shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. No amount of the benefit will, prior to payment, be subject to garnishment, attachment, execution or levy of any kind, and will not be transferable by operation of law in the event of the bankruptcy, insolvency or death of the employee. If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the sole discretion of the Company, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Company may deem proper. Notwithstanding the foregoing, benefits hereunder may be assigned to a former spouse pursuant to a qualified domestic relations order (as defined in Code Section 414(p)).

11.2 Unsecured Liability. The obligation of the Company to make payments hereunder to a Participant shall constitute an unsecured liability of the Company. Such payments shall be made from the general funds of the Company and the Company shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payments shall be made. Neither a Participant nor any other person shall have any interest in any particular asset of the Company by reason of its obligations hereunder and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.

11.3 No Contract of Employment. This Plan shall not be deemed to constitute a contract between the Company and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him or her as a Participant of this Plan.

11.4 Designation of Beneficiary. Each Participant shall file with the Company a notice in writing, in a form acceptable to the Company, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Company.

11.5 Payment to Incompetents. The Company shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian or other authorized representative of such Participant or Beneficiary. The Company shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate. Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Company therefore.

11.6 Interpretation. The interpretation and construction of the Plan by the Administrator, and any action taken hereunder, shall be binding and conclusive upon all parties in interest prior to a Change in Control. No officer or employee of the Company shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.

11.7 Authority to Appoint a Committee. The Board, within its sole discretion, shall have the authority to appoint a committee of not less than three (3) of its members, which shall have authority over the Plan in lieu of the entire Board.

11.8 Authority to Establish a Trust. The Company shall have the right at any time to establish a trust to which the Company may transfer from time to time certain assets to be used by the trustee(s) to satisfy some or all of the Company ‘s obligations and liabilities under the Plan. All assets held by such trust shall be subject to the claims of the Company’s creditors in the event of the Company’s Insolvency (as defined herein). The Company shall be considered “Insolvent” for purposes of the trust if: (a) the Company is unable to pay its debts as they become due; or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

11.9 Binding Effect. Obligations incurred by the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Participant, his or her Beneficiaries, personal representatives, heirs, and legatees.

11.10 Entire Plan. This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

11.11 Merger, Consolidation or Acquisition. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

11.12 Withholding of Taxes. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan (or from a Participant’s other compensation) amounts sufficient to satisfy withholding tax requirements. Employment taxes with respect to amounts deferred hereunder shall be payable in accordance with Code Section 3121(v)(2) and may be withheld from a Participant’s compensation if due prior to the time of a distribution hereunder. The Company makes no representations, warranties, or assurances and assumes no responsibility as to the tax consequences of this Plan or participation herein.

Section 12 - Construction

12.1 Construction of this Plan. This Plan shall be construed and enforced according to the laws of the State of California, other than its laws respecting choice of law.

12.2 Gender and Number. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular shall include the plural, unless the context clearly indicates to the contrary.

12.3 Headings. All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

12.4 Enforceability. If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

12.5 Uniformity. All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner. In the event of any conflict between the terms of this Plan and any summaries or other descriptions of this Plan, the Plan provisions shall control.

IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by Openwave Systems Inc., is executed by a duly authorized officer of the Company.

Openwave Systems Inc.

By:
Name:
Title: